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                                                                   EXHIBIT 4.1.8

                          AMENDMENT TO RIGHTS AGREEMENT

                  AMENDMENT, dated June 11, 1999 (this "Amendment"), by and between CD RADIO INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").

                                    RECITALS

                  WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 22, 1997 (as heretofore amended, the "Rights Agreement");

                  WHEREAS, the Company proposes to issue to Ford Motor Company ("Ford"), a warrant or warrants (the "Warrants") entitling Ford to purchase from the Company, on the terms and subject to conditions specified therein, up to an aggregate of 4,000,000 Common Shares (as such term is defined in the Rights Agreement); and

                  WHEREAS, under the terms of the Rights Agreement, unless the Rights Agreement is amended, Ford would become an "Acquiring Person," as defined in Section 1(a) of the Rights Agreement, upon the acquisition of the Warrant; and

                  WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to exclude Ford and any of Ford's Affiliates and Associates who would otherwise be deemed Beneficial Owners (as defined in the Rights Agreement) as a result of such transaction from such definition of "Acquiring Person."

                  Accordingly, the parties agree as follows:







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                  1. AMENDMENT OF SECTION 1(a). The definition of "Acquiring
Person" set forth in Section 1(a) of the Rights Agreement is amended by adding the following clause at the end of such definition:

                  "; and provided, further, that Ford Motor Company, a Delaware corporation (hereinafter referred to as "Ford"), and any of the Affiliates or Associates of Ford that otherwise would be deemed to be Beneficial Owners of the Company's common stock purchase warrants issued on June 11, 1999 (collectively, the "Warrant") (such Affiliates and Associates, together with Ford, are hereinafter referred to as the "Ford Investors") shall not be, or be deemed to be, an Acquiring Person solely by reason of the issuance by the Company and the acquisition by Ford of the Warrant pursuant to Section 5.01 of the Agreement dated as of June 11, 1999 between the Company and Ford."


                  2. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to







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be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                  EXECUTED as of the date set forth above.

                                     CD RADIO INC.

                                     By: /s/ Patrick L. Donnelly
                                         --------------------------------------
                                     Name: Patrick L. Donnelly
                                     Title: Executive Vice President, General
                                            Counsel and Secretary

                                     CONTINENTAL STOCK TRANSFER &
                                     TRUST COMPANY

                                     By: /s/ William F. Seegraber
                                         --------------------------------------
                                     Name: William F. Seegraber
                                     Title: Vice President